EXHIBIT 99(b)

                     LETTER TO SHAREHOLDERS

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November 30, 1995


Dear Shareholder:

After careful consideration, the Board of Directors of Codorus Valley Bancorp, Inc. (the "Corporation") recently adopted a Shareholder Rights Plan ("Plan"). The Plan provides for a dividend distribution of Rights to purchase shares of Codorus Valley Bancorp, Inc. common stock ("CVB Common Stock"). One Right for each outstanding share of CVB Common Stock will be distributed on December 15, 1995 to shareholders of record on that date. The Rights are not currently exercisable and, therefore, separate certificates representing the Rights will not be issued at this time. The terms of the Plan are summarized in the enclosure entitled "Codorus Valley Bancorp, Inc. Summary of Rights to Purchase Common Stock" ("Summary of Rights") which accompanies this letter.

The Plan is intended to protect your interest as a shareholder of the Corporation by discouraging unfair or financially inadequate takeover proposals and abusive takeover practices. The Plan is designed to achieve this objective by encouraging a potential acquiror to negotiate with the Board of Directors.

The Board wants to emphasize that the Plan is not intended to prevent a takeover of the Corporation and will not do so. Because the Rights may be redeemed by the Board of Directors at any time up to ten (10) business days after the acquisition by any person or group of persons of 20 percent or more of the outstanding shares of CVB Common Stock, it will not interfere with any merger or other takeover, the terms of which are favorable and fair to all shareholders and which are approved by the Board of Directors. The Plan was not adopted in response to any effort to acquire control of the Corporation nor is the Board of Directors aware of any such effort.

Adoption of the Plan will not in any way weaken the financial strength of the Corporation or interfere with its current business plans or strategic plans for the future. The issuance of Rights under the Plan will not dilute book value per share, will not affect reported earnings per share, is not taxable to the Corporation or to its shareholders and will not change the way in which CVB Common Stock is traded. Shareholders may, under certain circumstances, recognize taxable income if the Rights become exercisable or upon the occurrence of certain subsequent events. As explained in the enclosed Summary of Rights, the Rights will become exercisable only if and when the Corporation becomes a target of an unfair or financially inadequate takeover proposal or other abusive takeover practice.

                           (continued)

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Because the Rights are not presently exercisable and have no current value, certificates representing the Rights will not be issued at this time. Until the Rights become exercisable and separate Rights certificates are issued, the Rights will trade with and be represented by your CVB Common Stock Certificates.

The Corporation is very fortunate to have an exceptionally loyal and dedicated shareholder base. Our objective in adopting the Plan, which is in line with the objective of all actions taken by the Board of Directors, is to return that loyalty and dedication to you as a shareholder by enhancing and protecting the value of your investment in Codorus Valley Bancorp, Inc.

Sincerely,



/s/ Larry J. Miller
Larry J. Miller
President and
Chief Executive Officer

Enclosure

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                  CODORUS VALLEY BANCORP, INC.
           SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK

     Recently, the Board of Directors of Codorus Valley Bancorp, Inc. (the "Corporation ") declared a dividend distribution of one Right for each outstanding share of common stock, par value $2.50 per share (the "Common Stock"), of the Corporation to shareholders of record at the close of business on December 15, 1995 (the "Record Date"). Each Right entitles the registered holder to purchase from the Corporation one share of Common Stock at a price of $100.00 per share (the "Purchase Price"), subject to adjustment. The Purchase Price shall be paid, at the option of the holder, in cash or shares of Common Stock having an equivalent value. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Corporation and Peoples Bank of Glen Rock, as Rights Agent.

     Initially, the Rights will be evidenced by all Common Stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or a group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by such Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the rights.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 4, 2005, unless earlier redeemed by the Corporation as described below.

     In the event that (i) the Corporation is the surviving corporation in a merger or the acquiring corporation in a statutory share exchange with an Acquiring Person and its Common Stock is not changed or exchanged, (ii) an Acquiring Person engages in certain self-dealing transactions with the Corporation, (iii) a person (other than the Corporation and its affiliates) becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock, or (iv) during a time that there is an Acquiring Person, one or more specified events occur that result in such Acquiring Person's ownership interest in the Corporation being increased by more than 1%, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property

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or other securities of the Corporation) having a value equal to two
(2) times the exercise price of the Right.

     For example, at an exercise of $100.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties and transferees of the Acquiring Person) following an event set forth in the preceding paragraph would entitle its holder to purchase $200.00 worth of Common Stock (or other consideration, as noted above) for $100.00. Assuming that the Common Stock had a per share value of $100.00 at such time, the holder of each valid Right would be entitled to purchase two shares of Common Stock for $100.00.

     In the event that, at any time following the Distribution Date, (i) the Corporation is acquired in a merger, statutory share exchange or other business combination transaction in which the Corporation is not the surviving corporation, (ii) the Corporation engages in a merger or other business combination transaction with another person in which the Corporation is the surviving corporation, but in which its Common Stock is changed or exchanged, or (iii) 50% or more of the Corporation's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon exercise of the Right, common stock or other consideration of the acquiring company having a value equal to two (2) times the exercise price of the Right.

     Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the preceding paragraph and the third paragraph (the "Triggering Events"), any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. Also, under no circumstances may a Right be exercised following the occurrence of an event set forth in clause
(iii) of the third preceding paragraph prior to expiration of the Corporation's right of redemption.

     The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the then current market price of Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than the Rights).

     No adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares will be issued upon exercise of a Right and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

     The term "Continuing Directors" means any number of the Board of Directors of the Corporation who was a member of the Board prior to the date of the Rights Agreement, and any

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person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or any affiliate or associate of an Acquiring Person, or any representative of an Acquiring Person or of an affiliate or associate of an Acquiring Person.

     At any time until ten (10) business days following the Stock Acquisition Date, the Board of Directors may cause the Corporation to redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"); provided, however, if the Board of Directors of the Corporation authorizes redemption of the Rights in either of the circumstances set forth in clauses (i) and (ii) below, then there must be at least five Continuing Directors then in office and such authorization requires the concurrence of a majority of such Continuing Directors: (i) such authorization occurs on or after the time a person or group acquires beneficial ownership of 20% or more of the outstanding Common Stock, or (ii) such authorization occurs on or after the date of a change in a majority of the Directors resulting from a proxy solicitation if the solicitor (or any participant in the solicitation) indicates an intention to become an Acquiring Person or to cause a Triggering Event. Thereafter, the Corporation's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Corporation and there is then no other Acquiring Person.

     Immediately upon the action of the Board of Directors of the Corporation, with, where required, the concurrence of the Continuing Directors, ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends.

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